Exhibit 21

Subsidiaries of CenterState Banks of Florida, Inc.

First National Bank of Osceola County, a national banking association

First National Bank of Polk County, a national banking association

CenterState Bank West Florida, N.A., a national banking association

CenterState of Florida, a Florida banking corporation